SYSOREX

Bret:

This letter confirms the terms of your compensation plan effective January 1, 2016. Your compensation will be broken into eight distinct categories: Base Salary, Quarterly Sales Commission, Quarterly PSG Bonus, Quarterly Gross Profit % Bonus, Quarterly Revenue Bonus, Quarterly Shoom Revenue Bonus, and Quarterly SGS Revenue Bonus. The Company reserves the right to modify the terms of this compensation plan at any time upon written notice to you. This is not a guarantee that your salary or compensation will remain the same or increase at any time.

Base Salary

Your base salary is $180,000 per year, payable semi-monthly (twice per month; on the 15th and end of month).

Quarterly Sales Commission

Your Quarterly Sales Commission plan covers Gross Profit for all products and services, with the exception of AirPatrol, Shoom and Lightminer, sold by all Sysorex USA Enterprise Account Managers (EAMs). Your Quarterly Gross Profit goals is $3,500,000. Gross Profit is recognized upon Sysorex USA invoicing the customer. Your Quarterly Commission rates are:

% of Lilien Gross Profit Goal	Quarterly Sales Commission Rate (on Gross Profit)
< 80%	0.00%
80%	1.00%
100%	1.25%
115%	1.50%
130%	2.00%

In addition, you will receive commission on all sales/net revenue for AirPatrol and Lightminer products sold by all Sysorex USA Enterprise Account Managers (EAMs). Your quota for 2016 includes $10,000,000 in AirPatrol net revenues and $3,000,000 in Lightminer net revenues. The commission rates are based on the discount from established list prices and are as follows:

Discount Level	% of net revenues	Product Lines	Territory
0-19%	2.00%	AirPatrol, and Lightminer	All Sysorex USA EAMs
20-29%	1.00%		
30-39%	0.66%		
40%	0.50%		
40% +	0.33%		

Sysorex reserves the right to adjust your Quarterly Sales Commission goals and rates on written notice to you. Quarterly Sales Commission is payable within 60 days following the end of the calendar quarter – for example, Q1 (Jan-Mar) Commission will be paid by the end of May. This Quarterly Sales Commission will not be prorated for a partial quarter of employment – if you leave Sysorex for any reason, mid-quarter, you will not be eligible for any portion of the Quarterly Sales Commission for that quarter. In addition, Sysorex reserves the right to adjust the quarterly goals and commission rates in its discretion, on written notice to you.

Should you reach 100% of your Annual Gross Profit Goal (the sum of your Quarterly Gross Profit goals), any Quarterly Sales Commissions (for that year) that were below that level will be retroactively uplifted to the 100% Quarterly Sales Commission Rate (currently 1.80%) less any recoverable draws or paid bonuses.

Quarterly PSG Bonus

Your Quarterly PSG Bonus covers all Sysorex USA branded services delivered by our Professional Services Group (or our subcontractors) that are sold by all EAMs. Your bonus will be based on the actual customer sale price of the services. In order for a project to qualify for this bonus it must be invoiced. Your Quarterly PSG Goals for 2016 are as follows:

Quarter	Lilien PSG Goal	Product Lines	Territory
2015 Q1	$1,750,000	All Lilien Systems Branded Professional Services	All Lilien Systems EAMs
2015 Q2	$1,750,000		
2015 Q3	$1,750,000		
2015 Q4	$1,750,000		

Your Quarterly PSG Bonus amounts are as follows:

% of Lilien PSG Goal	Quarterly PSG Bonus
< 80%	$0
80%	$6,000
100%	$18,000
115%	$24,000
130%	$30,000

Please note that the quarterly bonus amounts are not stackable. Sysorex reserves the right to adjust the quarterly goals and bonus amounts at its discretion upon written notice to you.

Quarterly Gross Profit % Bonus

Your Quarterly Gross Profit % Bonus covers all Sysorex USA products and services. Your bonus will be based on achieving some level of Quarterly Sales Commission and/or Quarterly PSG Bonus, as

applicable, greater than zero. The following amounts will be payable for each product or service based on the below:

For aggregate sales invoiced in the period related to the HW/SW reseller business:

Gross Profit %	Quarterly Bonus Amount
< 17.00%	$0
17.00%-17.99%	$2,000
18.00%-18.99%	$3,000
19.00%-19.99%	$4,000
20.00%-20.99%	$6,000
21.00%+	$8,000

For aggregate sales invoiced in the period related to services (PSG):

Gross Profit %	Quarterly Bonus Amount
< 38.00%	$0
38.00%-39.99%	$2,000
40.00%-41.99%	$3,000
42.00%-43.99%	$4,000
44.00%-45.99%	$6,000
46.00%+	$8,000

For aggregate sales invoiced in the period related to the sales of AirPatrol and Lightminer products:

Quarterly Gross Profit %	% of net Revenues
70% +	0.25%

Sysorex reserves the right to adjust your Quarterly Gross Profit % goals and rates on written notice to you. Quarterly Gross Profit bonus is payable within 60 days following the end of the calendar quarter – for example, Q1 (Jan-Mar) Bonus will be paid by the end of May. This Quarterly Gross Profit % bonus will not be prorated for a partial quarter of employment – if you leave Sysorex for any reason, mid-quarter, you will not be eligible for any portion of the Quarterly Gross Profit % Bonus for that quarter. In addition, Sysorex reserves the right to adjust the quarterly goals and rates in its discretion, on written notice to you.

Quarterly Revenue Bonus

Your Quarterly Revenue Bonus is based upon Sysorex USA's Net Revenues (excluding Shoom and SGS) as reported on the Company's Financial Statements.

Quarterly Net Revenue	Quarterly Bonus Amount
$19,750,000	$10,000

Sysorex reserves the right to adjust the quarterly goals and bonus amounts at its discretion upon written notice to you.

Quarterly Shoom Revenue Bonus

Your Quarterly Shoom Revenue Bonus is based upon the Shoom's Net Revenues as reported on the Company's Financial Statements.

Shoom Quarterly Net Revenue	Quarterly Bonus Amount
$1,000,000	$5,000

Sysorex reserves the right to adjust the quarterly goals and bonus amounts at its discretion upon written notice to you.

Quarterly Sysorex Government Services Revenue Bonus

Your Quarterly Sysorex Government Services (SGS) Revenue Bonus is based upon the Sysorex USA's Net Revenues as reported on the Company's Financial Statements. For 2016 the quarterly Net Revenue Goal for SGS is $750,000.

% of SGS Revenue Goal	Quarterly Bonus
< 80%	$0
80%	$2,100
100%	$6,300
115%	$8,400
130%	$10,500

Sysorex reserves the right to adjust the quarterly goals and bonus amounts at its discretion upon written notice to you.

Recoverable Draw

We will pay you $10,000 per month as a recoverable draw against current and future Quarterly Sales Commission, Quarterly PSG Bonus, and Quarterly Gross Profit % Bonus for this year.

Bonus Eligibility

Quarterly Commissions and Bonuses are payable within 60 days following the end of the calendar quarter – for example, Q1 Bonus (Jan - Mar) will be paid by the end of May. These bonuses will not be prorated for a partial calendar quarter of employment – if you leave Sysorex for any reason, mid-quarter, you will not receive any portion of any Quarterly Commission or Bonus for that quarter.

In order to be eligible to receive any commissions or bonuses, the following conditions must be met:

- You must be compliant with the current Sysorex USA Timesheet Policy
- You must be compliant with the current Sysorex USA Employee Expense Policy
- You must be actively employed by Sysorex at the time any bonuses are paid in order to be eligible to receive them.

Auto Allowance

Auto allowance is $585.00 per month, payable $292.50 semi-monthly. In order to receive auto allowance you must have a valid driver's license, a vehicle in good working order, and proof of insurance. If any of these conditions are not met (including your vehicle being inoperable for more than ten days) you must notify your supervisor and human resources immediately. Failure to meet these conditions will result in suspension of auto allowance payments.

Expected Earnings

Here are your Expected Earnings under this compensation plan:

Compensation / Benefit	Baseline	On Target Earnings	130% of Goal
Base Salary	$180,000	$180,000	$180,000
Commission Draw	$120,000	$0	$0
Quarterly Sales Commission - Resale	$0	$175,000	$364,000
Quarterly Sales Commission – AP/LMA	$0	$85,800	$111,540
Quarterly PSG Bonus	$0	$72,000	$120,000
Quarterly Gross Profit % Bonus	$0	$64,500	$106,250
Quarterly Revenue Bonus	$0	$40,000	$40,000
Quarterly Shoom Revenue Bonus	$0	$20,000	$20,000
Quarterly SGS Revenue Bonus	$0	$25,200	$42,000
Auto Allowance	$7,020	$7,020	$7,020
Total Annual Compensation	**$307,020**	**$669,520**	**$990,810**

Please contact me if you have any questions about this plan.

We truly value you as a member of our team and look forward to a long mutually prosperous relationship.

Acknowledged and agreed,

DocuSigned by:
Nadir Ali
D2F2F099FFE94CD...

DocuSigned by:
Bret Osborn
D7AF4CECEE174A0...

6/7/2016

Nadir Ali
CEO

Bret Osborn — Date